Exhibit 99.1



 Willis Group Announces Secondary Offering for the Sale of Remaining KKR Shares


    NEW YORK--(BUSINESS WIRE)--Nov. 8, 2005--Willis Group Holdings Limited (NYSE: WSH) today announced that two of its shareholders commenced a secondary offering of 6.1 million shares of common stock. The offered shares are being sold by Profit Sharing (Overseas), Limited Partnership, an affiliate of Kohlberg Kravis Roberts & Co. L.P., and Fisher Capital Corp. L.L.C. Concurrent with the offering, the Company plans to purchase 1.5 million shares directly from the selling shareholders in a private transaction at the net price per share to be received by the selling shareholders in the underwritten offering, and expects to use cash on hand to fund the purchases. After this offering, the KKR fund will have fully exited its holdings in Willis Group common stock though certain KKR executives will continue to own shares. These transactions represent the last stage of KKR's orderly disposition program which commenced approximately five years ago.
    Citigroup Corporate and Investment Banking and Lehman Brothers Inc. will be acting as joint bookrunning managers for the offering. Copies of the prospectus related to the offering, when available, may be obtained from Citigroup Corporate and Investment Banking, Brooklyn Army Terminal, 140 58th Street, 5th Floor, Brooklyn, NY 11220 (telephone:718-765-6732) or Lehman Brothers Inc., c/o ADP Financial Services, Prospectus Fulfillment, 1155 Long Island Avenue, Edgewood, NY 11717 (email:monica_castillo@adp.com; fax: 631-254-7268).
    Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. With over 300 offices in more than 100 countries, its global team of 15,800 associates serves clients in 180 countries.
    This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering of these securities is made only by means of the prospectus.



    CONTACT: Willis Group Holdings Limited
             Investors:
             Kerry K. Calaiaro, +1 212-837-0880
             calaiaro_ke@willis.com
              or
             Media:
             Dan Prince, +1 212-837-0806
             prince_da@willis.com